Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-4 of Clearwater Paper Corporation of our report dated April 30, 2010, except with respect to our opinion on the consolidated financial statements insofar as it relates to the guarantee by Cellu Tissue Holdings of the 7 1/8% Senior Notes issued by Clearwater Paper Corporation and corresponding guarantor financial statement information described in Note 21 to the consolidated financial statements, which is as of April 29, 2011 relating to the financial statements and financial statement schedules of Cellu Tissue Holdings, Inc., which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

PricewaterhouseCoopers LLP

Atlanta, Georgia

April 29, 2011